Exhibit 10.3

EXPRESS TECHNOLOGIES, INC.

July 10, 2014

Mr. Charles Allen
Chief Executive Officer
Bitcoin Shop, Inc.
1901 North Fort Myer Drive, Suite 1105
Arlington, VA 22209

RE: Side Letter to the Convertible Note Purchase Agreement between Express Technologies, Inc. (the “Company”) and Bitcoin Shop, Inc. (the “Purchaser”).

Mr. Allen:

We refer to: i) the Convertible Note Purchase Agreement (the “Agreement”), and ii) the Convertible Promissory Note (the “Note”) between the Purchaser and the Company both dated July 10, 2014.  Capitalized terms used herein and not otherwise defined in this side letter (the “Letter”) shall have the meanings assigned thereto in the Agreement or the Note.  As further incentive for Purchaser to enter into the Agreement, the Company hereby agrees to the following:

1. Convertible Note Purchase Option. For the period beginning on July 10, 2014 and ending on October 24, 2014 at 11:59 PM Eastern Standard Time (the “Option Term”), the Purchaser shall have the option, but not the obligation, to (i) purchase one or many Convertible Notes (in one or multiple transactions) on the terms as set forth in the Agreement and the Note with an aggregate purchase price of up to One Million Dollars ($1,000,000) (the “Option”), or (ii) to the extent the Company has closed the Next Equity Financing, purchase shares of the Next Equity Securities (as if the Purchaser had acquired Notes immediately prior to the Next Equity Financing and converted into the Next Equity Securities) in an aggregate amount of up to One Million Dollars ($1,000,000).  The Option will be exercisable in either U.S. dollars or Bitcoins, provided, however that if the Option is exercised in Bitcoins the BTC to USD exchange rate will be mutually agreed to by the Company and the Purchaser.

2. Automatic Option Extension. The Company agrees that if it has not satisfied the post-closing obligations as set forth in Section 8 of the Agreement, and any mutually agreed upon due diligence requests, the Option Term shall be automatically extended to the date that is two (2) days from the date the Company satisfies the foregoing obligations.

3. Mechanics of Exercise. During the Option Term the Option may be exercised in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Purchaser’s election to exercise the Option, and (ii) payment to the Company by no later than three (3) business days of an amount equal to the applicable Option in cash or by wire transfer of immediately available funds or the transfer of Bitcoins to the Company’s designated wallet.

4. Advisory Seat. Upon the closing by the Purchaser of a $150,000 Convertible Note investment (the “Investment”), the Company shall cause Charles Allen (“Allen”) to be appointed as an Advisor to the Company.  The Company further represents and warrants that prior to the closing of the Investment it has the necessary consents of its stockholders and the board of directors of the Company (the “Board”) to make such appointment.  As an advisor, Allen shall receive a stock option agreement or warrant to purchase shares of common stock of the Company equal to 0.25% of the Fully Diluted Capitalization of the Company as set forth in Exhibit B of the Agreement (the “Advisor Option”) with an exercise price equal to (a) 9,000,000, divided by (b) the Fully Diluted Capitalization of the Company.  The Advisor Option shall vest over a two-year period and shall terminate upon Allen’s appointment to the Board.

5. Board Seat. If the Purchaser: (i) exercises the Option, and (ii) purchases a Note or Next Equity Securities in an aggregate amount of One Million Dollars ($1,000,000), the Company shall cause Allen to be appointed to the Board.  If Allen is appointed to the Board, he shall receive a stock option agreement or warrant to purchase shares of common stock of the Company in a number that, when combined with the shares vested pursuant to the Advisor Option, shall equal 0.50% of the Fully Diluted Capitalization of the Company as set forth in Exhibit B of the Agreement (the “Board Option”).  The Board Option will vest over a two-year period with an exercise price equal to (a) 9,000,000, divided by (b) the Fully Diluted Capitalization of the Company.

6. Information and Inspection Rights. If the Purchaser exercises the Option in whole or in part, the Purchaser will be entitled to the following basic financial information: (i) annual unaudited financial statements for each fiscal year of the Company, including an unaudited balance sheet as of the end of such fiscal year, an unaudited statement of operations and an unaudited statement of cash flows of the Company for such year, all prepared in accordance with generally accepted accounting principles and practices; (ii) quarterly unaudited financial statements for each fiscal quarter of the Company (except the last quarter of the Company’s fiscal year), including an unaudited balance sheet as of the end of such fiscal year, an unaudited statement of operations and an unaudited statement of cash flows of the Company for such quarter, all prepared in accordance with generally accepted accounting principles and practices, subject to changes resulting from normal year-end audit adjustments.  If the Company has audited records of any of the foregoing, it shall provide those in lieu of the unaudited versions.

7. Entire Agreement. The Agreement, the Note, and this Letter (including the documents referenced herein) represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof.

8. Governing Law. This Letter shall be governed by, and construed under, the laws of the State of New York, without regard to its conflicts of law principles.

The Company and the Purchaser have executed this Letter agreement as of the date first written above.

[Signature Page to follow]

SIGNATURE PAGE TO SIDE LETTER

Very truly yours,                                                                           Agreed to and Accepted on
Behalf of:

EXPRESS TECHNOLOGIES, INC.                                                                           BITCOIN SHOP, INC.

By: __________________________                                                                      By: __________________________
Name: Will Wheeler                                                                                                       Name: Charles Allen
Title: CEO                                                                                                                        Title: CEO

EXHIBIT A

EXERCISE NOTICE
TO BE EXECUTED BY THE PURHCSER
TO EXERCISE OPTIONS

Express Technologies, Inc.

The undersigned Option holder (the “Holder”) hereby exercises the right to purchase Convertible Notes (the “Notes”) of Express Technologies, Inc., a Delaware corporation (the “Company”), evidenced by the attached side letter (the “Letter”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Letter, the Agreement or the Note.

1.  Form of exercise price.  The Holder intends that payment of the Option shall be made as:

$____________ “USD” with respect to the principal value of the Notes; and/or

BTC____________ “Bitcoins”, at a BTC to USD exchange rate of _________, with respect to the principal value of the Notes.

2.  Delivery of Notes.  The Company shall deliver to the holder $__________ in principal value of Notes in accordance with the terms of the Option, and after delivery of such Notes, $_____________ in principal value of Notes remain subject to the Option.

Date: _______________ __, 2014.

Bitcoin Shop, Inc.

By:
Name:
Title: